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                                                                   EXHIBIT 5.1

                                  June 17, 1999



Lattice Semiconductor Corporation
5555 N.E. Moore Court
Hillsboro, Oregon 97124-6421

         RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 18, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 1,125,000 shares (the "Shares") of your Common Stock reserved for issuance pursuant to the Vantis Corporation 1999 Performance Award Plan and 1999 Leadership Award Plan (the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares under the Plans.

         It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Plans, and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                 Very truly yours,


                                 WILSON SONSINI GOODRICH & ROSATI
                                 Professional Corporation



                                 /s/ WILSON SONSINI GOODRICH & ROSATI
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